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                                                                   EXHIBIT 12.1


                               HADCO CORPORATION
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of Hadco
Corporation for the period October 30, 1993 to May 2, 1998, including pro forma financial data. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.

                                                 Fiscal Year Ended,                                      Six Months Ended,
                       ---------------------------------------------------------------------   ------------------------------------
                       Oct. 30,   Oct. 29,   Oct. 28,   Oct. 26,    Oct.25,      Oct. 25,       Apr.26,    May 2,         May 2,
                         1993       1994       1995       1996       1997          1997          1997      1998           1998
                       --------   --------   --------   --------   --------    -------------   --------   --------   --------------
                                                                                (Pro Forma)                            (Pro Forma)
Earnings before
  income taxes          12,941     $16,434    $35,038    $52,481   $(8,821)       $61,113     $(46,424)  $(37,426)      $14,739

Interest expense,
  including interest
  portion of rental
  expense                1,402         891        537        338    10,923         27,544        5,251      6,294        12,083
Amortization of Debt
  Issuance Costs            --          --         --         --         5             --            5         --            --
                        ------     -------    -------    -------   -------        -------      -------    --------      -------
Earnings before fixed
  charges               14,343      17,325     35,575     52,819     2,107         88,657      (41,168)   (31,132)       26,822
                        ------     -------    -------    -------   -------        -------      -------   --------       -------
Fixed Charges:
  Interest expense,
    including interest
    portion of rental
    expense              1,402         891        537        338    10,923         27,544        5,251      6,294        12,083
  Amortization of Debt
    Issuance Costs          --          --         --         --         5             --            5         --            --
                        ------     -------    -------    -------   -------        -------      -------   --------       -------
Fixed charges            1,402         891        537        338    10,928         27,544        5,256      6,294        12,083
                        ------     -------    -------    -------   -------        -------      -------   --------       -------
Ratio of earnings to
  fixed charges           10.2x       19.4x      66.2x     156.3x     0.2x            3.2x          --         --           2.2x